Exhibit 4.02

SEVENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

This SEVENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of March 30, 2018, is among AMYRIS, INC., a Delaware corporation (the “Parent”), and each of its Subsidiaries that has delivered a Joinder Agreement (as defined herein) (each a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors” and together with Parent, collectively, “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (collectively, referred to as “Lender”) and STEGODON CORPORATION, a Delaware corporation, as successor-in-interest to Hercules Technology Growth Capital, Inc., a Maryland corporation, in its capacity as administrative agent for itself and the Lender (in such capacity, the “Agent”).

RECITALS

A.        WHEREAS, Parent, Subsidiary Guarantors, Lender and Agent have previously entered into that certain Loan and Security Agreement, dated as of March 29, 2014, as previously amended on June 12, 2014, March 31, 2015, October 12, 2015, November 30, 2015, May 9, 2016, June 24, 2016, June 29, 2016, July 18, 2016, October 5, 2016, October 6, 2016, October 27, 2016, November 29, 2016, December 5, 2016, December 14, 2016, December 17, 2016, December 30, 2016, January 10, 2017, April 13, 2017, November 13, 2017, and December 28, 2017 (as further amended from time to time, the “Loan Agreement”), pursuant to which, among other things, Lender has provided certain term loans and other financial accommodations to Borrower. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Loan Agreement;

B.        WHEREAS, Borrower desires to amend the Loan Agreement by extending the date for a principal payment in the amount of $5,500,000 due under the terms of the Loan Agreement from March 31, 2018 to May 31, 2018; and

C.        WHEREAS, Agent and the Lenders are willing to so amend the Loan Agreement as more specifically set forth herein, subject to the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), in reliance upon the representations and warranties made in support thereof and contained herein, the parties hereto agree as follows:

1.                  Defined Terms. Each capitalized term used but not otherwise defined herein has the meaning ascribed thereto in the Loan Agreement.

2.                  Amendments to Loan and Security Agreement. Subject to the satisfaction of the conditions precedent set forth in Section 3 of this Amendment and effective as of the Seventh Amendment Effective Date (notwithstanding the date of execution of this Amendment), the Loan Agreement is hereby amended as follows:

(a)        Section 1.1 (Definitions). The Loan Agreement is hereby amended by deleting the definitions of Closing Date Term Loan Interest Rate, Additional Term Loan Interest Rate, and Third Amendment Term Loan Interest Rate in their entirety and inserting in lieu thereof the following:

“ “Additional Term Loan Interest Rate” means for any day a per annum rate of interest equal to the greater of either (i) the prime rate as reported in the Wall Street Journal plus 5.25% and (ii) 8.5%. In addition, for the period of time commencing on April 1, 2018 and continuing through and including the 2018 Principal Payment Date, 5.0% shall be added to the rate determined by the preceding sentence.”

“ “Closing Date Term Loan Interest Rate” means for any day a per annum rate of interest equal to the greater of either (i) the prime rate as reported in the Wall Street Journal plus 6.25% and (ii) 9.5%. In addition, for the period of time commencing on April 1, 2018 and continuing through and including the 2018 Principal Payment Date, 5.0% shall be added to the rate determined by the preceding sentence.”

“ “Third Amendment Term Loan Interest Rate” means for any day a per annum rate of interest equal to the greater of either (i) the prime rate as reported in the Wall Street Journal plus 6.25% and (ii) 9.5%. In addition, for the period of time commencing on April 1, 2018 and continuing through and including the 2018 Principal Payment Date, 5.0% shall be added to the rate determined by the preceding sentence.”

(b)        Section 1.1 (Definitions). The Loan Agreement is hereby amended by inserting the following definition to appear alphabetically in Section 1.1 thereof:

“ “2018 Principal Payment Date” is defined in Section 2.2(d)(ii)(y).”

(c)        Section 2.2(d) (Payments). The Loan Agreement is hereby amended by amending Section 2.2(d)(ii)(y) in its entirety and replacing it with the following:

“ (y) on or prior to May 31, 2018, a principal payment of $5,500,000, which payment shall be applied to the principal amount of Secured Obligations then outstanding. The date on which such payment is received by Agent shall be the “2018 Principal Payment Date”.”

3.        Conditions to Effectiveness. The provisions of this Amendment shall become effective on the date, which date (if ever) shall be on or prior to April 2, 2018, that all of the following conditions precedent have been satisfied (the “Seventh Amendment Effective Date”):

(a)        Agent shall have received a pdf copy of this Amendment, duly executed and delivered by Parent and the Subsidiary Guarantor;

(b)        Each of the representations and warranties of Borrower in Section 4 of this Amendment shall be true, correct and accurate in all material respects as of the Seventh Amendment Effective Date;

(c)        No Material Adverse Effect has occurred;

(d)        Agent shall have received either (i) a secretary’s certificate certifying as to the Borrower’s charter documents, authorizations and incumbency matters in form and substance satisfactory to Agent, or (ii) a confirmation satisfactory to Agent in its sole discretion that the Borrower’s charter documents, authorizations and incumbency have not changed since previously delivered to Agent;

(e)        No Event of Default exists under the Loan Agreement or any Loan Document;

(f)        Borrower shall have paid to Agent’s counsel all legal fees and out-of-pocket expenses incurred in connection with this Amendment; and

(g)        All legal matters incident to the execution and delivery of this Amendment shall be satisfactory to Agent and its counsel.

4.        Representations, Warranties and Agreements. Borrower hereby represents, warrants and agrees in favor of Agent and Lender as follows:

(a)        No Event of Default has occurred and is continuing (or would result from the amendment of the Loan Agreement contemplated hereby);

(b)        The execution, delivery and performance by Borrower of this Amendment has been duly authorized by all necessary corporate and/or other action and do not and will not require any registration with, consent or approval of, notice to or action by, any Person in order to be effective and enforceable. Each of the Loan Agreement and the other Loan Documents to which Borrower is a party constitutes and continues to constitute the legally, valid and binding obligation of Borrower, in each case enforceable against Borrower in accordance with its terms;

(c)        All of the representations and warranties of Borrower contained in the Loan Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof and will be true and correct on the Seventh Amendment Effective Date (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date);

(d)        No Material Adverse Effect has occurred;

(e)        Borrower is entering into this Amendment on the basis of such Person’s own business judgment, without reliance upon Agent or Lender; and

(f)        Borrower acknowledges and agrees that the execution and delivery by Agent and Lender of this Amendment shall not be deemed to create a course of dealing or otherwise obligate Agent or Lender to execute similar agreements under the same or similar circumstances in the future. Neither Agent nor Lender has any obligation to Borrower or any other Person to further amend provisions of the Loan Agreement or the other Loan Documents. Other than as specifically contemplated hereby, all of the terms, covenants and provisions of the Loan Agreement (and the other Loan Documents) are and shall remain in full force and effect.

5.        General Provisions.

(a)        Upon the effectiveness of this Amendment, all references in the Loan Agreement and in the other Loan Documents to the Loan Agreement shall refer to the Loan Agreement as modified hereby. This Amendment shall be deemed incorporated into, and a part of, the Loan Agreement. This Amendment is a Related Document. THIS AMENDMENT IS EXPRESSLY SUBJECT TO THE PROVISIONS OF SECTION

11.8        (GOVERNING LAW), SECTION 11.9 (CONSENT TO JURISDICTION AND VENUE) AND SECTION 11.10 (MUTUAL WAIVER OF JURY TRIAL; JUDICIAL REFERENCE) OF THE LOAN AGREEMENT, WHICH PROVISIONS ARE INCORPORATED HEREIN AND MADE APPLICABLE HERETO BY THIS REFERENCE.

(b)        This Amendment is made pursuant to Section 11.3(b) and 11.7 of the Loan Agreement and shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns. No third party beneficiaries are intended in connection with this Amendment.

(c)        This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by telecopy shall be effective as delivery of a manually executed counterpart of this Amendment.

(d)        Each provision of this Amendment shall be severable from every other provision of this Amendment for the purpose of determining the legal enforceability of any specific provision.

(e)        Borrower shall promptly pay to Agent’s counsel all attorneys’ fees and expenses incurred in connection with the preparation, negotiation and closing of this Amendment.

(f)        The appearing parties herein declare that all the terms and conditions of the Loan Agreement continue to remain, as herein amended, in full force and effect and by these presents the appearing parties hereby ratify, reaffirm and confirm all the terms and conditions of the Loan Agreement and further declare that it is their express intention that the transactions set forth in this Amendment shall in no way, manner or form be construed or be interpreted as an extinctive novation of any of the obligations and agreements set forth in the Loan Agreement.

[Document continues with signature pages.]

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Amendment to Loan and Security Agreement to be duly executed and delivered as of the date first written above.

AMYRIS, INC.
By:	/s/ Kathleen Valiasek
Print Name:	Kathleen Valiasek
Title:	Chief Financial Officer

AMYRIS, FUELS, LLC
By:	/s/ Kathleen Valiasek
Print Name:	Kathleen Valiasek
Title:	Chief Financial Officer

AGENT:
STEGODON CORPORATION
Signature:	/s/ Austin Che
Print Name:	Austin Che
Title:	President

LENDER
STEGODON CORPORATION
Signature	/s/ Austin Che
Print Name:	Austin Che
Title:	President